Exhibit 99.1

Support.com Reports Fourth Quarter and 2019 Financial Results

SUNNYVALE, CA / ACCESSWIRE / March 18, 2020 / Support.com, Inc. (NASDAQ:SPRT), a full-spectrum leader in outsourced call center, direct-to-consumer and small-business technical support solutions, today reported unaudited financial results for its fourth quarter and year ended December 31, 2019.

Financial Summary

For the fourth quarter of 2019, total revenue was $13.3 million, a decrease of $4.2 million compared to revenues of $17.5 million in the fourth quarter of 2018 and a decrease of $1.9 million from total revenue of $15.2 million in the third quarter of 2019. Revenues for the full year 2019 were $63.3 million, a decrease of 9 percent against revenues of $69.5 million in 2018. The overall decreases in revenue reflect lower billable hours with one of our major customers although somewhat offset by new subscriber growth. The reduction in billable hours substantially reduced the overall headcount and related employee expenses including benefits, cost of recruiting, hiring, and training.

We recorded net income of $0.2 million for the fourth quarter of 2019, or $0.01 per share, compared to net income of $0.4 million, or $0.02 per share in the fourth quarter of 2018 and net income of $1.6 million, or $0.8 per share, in the third quarter of 2019. For the full year 2019, we recorded net income of $3.8 million, or $0.20 per share, as compared with a net loss of $(9.1) million, or $(0.48) per share for 2018. The 2018 amounts include a $10 million one-time legal settlement with the FTC.

Key changes in our net income from included the following:

●
Gross profit increased by $0.6 million in the fourth quarter of 2019 compared to the same period in 2018, but was down $1.0 million compared to the third quarter of 2019. Year-over-year, gross profit increased by $4.5 million which reflects lower recruiting and training costs and other operating efficiencies offset by higher labor costs.

●
Our gross profit margin in the fourth quarter of 2019 increased by 9.8 percentage points compared with the same quarter of 2018 and was down 3.1 percentage points relative to the third quarter of 2019. The increase from the year-ago period reflects lower recruiting and training costs and other operating efficiencies offset by higher labor costs.

●
Operating expenses in the fourth quarter of 2019 of $3.7 million increased by $0.8 million over the year-ago quarter and increased by $0.4 million over the third quarter of 2019. For the full year 2019, operating expenses decreased by $8.5 million from 2018 levels with this decline primarily attributable to the $10 million one-time legal settlement charge reflected in 2018, offset by increased engineering and IT charges in 2019.

Balance Sheet Information

At December 31, 2019, cash, cash equivalents, and short-term investments were $26.4 million, down from the $49.6 million of a year-ago. This decrease was primarily attributable to the aforementioned $10 million legal-settlement payment to the FTC and the $19 million special distribution to shareholders in 2019.

Total assets as of December 31, 2019, were $38.0 million and total shareholders' equity was $33.2 million.

Support.com will not host a conference call discussing the Company's fourth quarter results. For more information, please visit the Investor Relations section of the Support.com website at Support.com/about-us/investor-relations/.

Annual Meeting of Shareholders

The Annual Meeting of the Shareholders of Support.com, Inc. will be held on June 5, 2020 at 1200 Crossman Ave., Suite 210, Sunnyvale, California at 8:00 a.m. PT. The Board of Directors has determined the close of business on April 9, 2020 as the record date for determination of the shareholders entitled to vote at the Annual Meeting.

About Support.com

Support.com, Inc. (NASDAQ: SPRT) is a full-spectrum leader in outsourced call center and direct-to-consumer and small business technical support solutions. With more than 20 years of providing high quality technical support services to consumers and small businesses through white-labeled partnerships or direct solutions, Support.com has the expertise, tools and software solutions to troubleshoot and maintain all the devices in the connected home and business. The company's skilled U.S.-based live agents and rich self-support tools troubleshoot more than 10,000 technical support issues consumers and small businesses face on an ongoing basis. Support.com delivers high quality, turnkey technical support solutions and digital support experiences that enable customers to get the most out of their technology. For more information, please visit www.support.com.

Support.com, Inc. is an Equal Opportunity Employer. For more information, visit http://www.support.com/about-us/careers.

© 2019 Support.com, Inc. All rights reserved. Support.com and the Support.com logo are trademarks or registered trademarks of Support.com, Inc. in the United States and other countries. All other marks are the property of their respective owners.

Safe Harbor Statement

This announcement contains forward-looking statements (including within the meaning of Section 21E of the United States Securities Exchange Act of 1934, as amended, and Section 27A of the United States Securities Act of 1933, as amended) concerning Support.com. These statements include, but are not limited to, statements that address our expected future business and financial performance and other statements identified by words such as "will," "expect," "believe," "anticipate," "estimate," "should," "intend," "plan," "potential," "predict" "project," "aim," and similar words, phrases or expressions. These forward-looking statements are based on current expectations and beliefs of the management of Support.com, as well as assumptions made by, and information currently available to, suchmanagement, current market trends and market conditions and involve risks and uncertainties, many of which are outside the Company's and management's control, and which may cause actual results to differ materially from those contained in forward-looking statements. Accordingly, you should not place undue reliance on such statements. Forward-looking statements include, but are not limited to, all statements relating to expected financial performance (including without limitation statements involving growthand projections of revenue, margin, profitability, income (loss) from continuing operations, income (loss) per share from continuing operations, cash usage or generation, cash balance as of any future date, capital structure and other financial items); the plans and objectives of management for future operations, customer relationships, products, services or investments; personnel matters; and future performance in economic and other terms. Such forward-looking statements are based on current expectations that involve a number of uncertainties and risks that may cause actual events or results to differ materially from those indicated by such forward-looking statements, including, among others, our ability to retain and grow major programs, our ability to expand and diversify our customer base, our ability to maintain and grow revenue, any acquisitions we may make, including integrating acquired companies with our existing businesses and our ability to achieve the benefits, growth prospects and synergies expected by such acquisitions, our ability to successfully develop new products and services, our ability to manage our workforce, our ability to operate in markets that are subject to extensive regulations, such as support for home security systems, our ability to control expenses and achieve desired margins, our ability to maintain or improve gross margin, our dependence on a small number of customers and partners, our ability to attract, train and retain talented employees, potential intellectual property, class action or other litigation, fluctuations in government laws and regulations, our ability to utilize and realize the value of our net operating loss carryforwards and how they could be substantially limited or permanently impaired, given our current market capitalization and cash position, our ability to execute the cost reduction program involving the planned actions on the expected schedule, our ability to achieve the cost savings expected in connection with the cost reduction plan, the ultimate effect of any such cost reductions on our financial results, any expenses or reputational damage associated with resolving customer warranty and/or indemnification claims; and our ability to manage the effects of the cost reduction plan on our workforce and other operations. Our filings with the SEC, which may be obtained for free at the SEC's website at http://www.sec.gov, discuss some of the important risk factors that may affect our business, results of operations and financial condition. Actual results may vary from the estimates provided. We undertake no intent or obligation to publicly update or revise any of the estimates and other forward-looking statements made in this announcement, whether as a result of new information, future events or otherwise, except as required by law.

SUPPORT.COM, INC.
GAAP CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)
(unaudited)

	Dec 31, (1)	December 31, (2)
	2019	2018

Assets
Current assets:
Cash, cash equivalents and short-term investments	$26,414	$49,649
Accounts receivable, net	9,398	12,292
Prepaid expenses and other current assets	728	999
Total current assets	36,540	62,940
Property and equipment, net	533	703
Intangible assets, net	250	250
Other assets	717	707

Total assets	$38,040	$64,600

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued compensation	$1,887	$3,791
Other accrued liabilities	1,001	978
Acrued legal settlement	-	10,000
Short-term deferred revenue	1,193	1,135
Total current liabilities	4,081	15,904
Long-term deferred revenue	-	-
Other long-term liabilities	792	800
Total liabilities	4,873	16,704

Stockholders' equity:
Common stock	2	2
Additional paid-in-capital	250,092	268,794
Treasury stock	(5,297)	(5,297)
Accumulated other comprehensive loss	(2,380)	(2,507)
Accumulated deficit	(209,250)	(213,096)
Total stockholders' equity	33,167	47,896

Total liabilities and stockholders' equity	$38,040	$64,600

Note 1: Amounts are subject to completion of management’s customary closing and review procedures.
Note 2: Derived from audited consolidated financial statements for the year ended December 31, 2018.

SUPPORT.COM, INC.
GAAP CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended			Twelve Months Ended
	Dec 31, 2019	Sept 30, 2019	Dec 31, 2018	Dec 31, 2019	Dec 31, 2018

Revenue:
Services	$12,847	$14,327	$16,297	$59,545	$64,476
Software and other	478	922	1,245	3,788	5,073
Total revenue	13,325	15,249	17,542	63,333	69,549

Cost of revenue:
Cost of services	9,649	10,582	14,411	46,714	57,396
Cost of software and other	32	26	56	151	208
Total cost of revenue	9,681	10,608	14,467	46,865	57,604
Gross profit	3,644	4,641	3,075	16,468	11,945
Operating expenses:
Engineering and IT	1,282	1,132	698	4,078	2,780
Sales and marketing	445	485	440	1,760	1,823
General and administrative	2,008	1,685	1,785	7,679	7,408
Legal Settlement	-	-	-	-	10,000
Total operating expenses	3,735	3,302	2,923	13,517	22,011

Income (loss) from operations	(91)	1,339	152	2,951	(10,066)

Interest income and other, net	232	265	289	1,049	965

Income (loss) before income taxes	141	1,604	441	4,000	(9,101)

Income tax provision (benefit)	(16)	11	23	154	(1)

Net income (loss)	$157	$1,593	$418	$3,846	$(9,100)

Net earnings (loss) per share
Basic	$0.01	$0.08	$0.02	$0.20	$(0.48)
Diluted	$0.01	$0.08	$0.02	$0.20	$(0.48)

Shares used in computing per share amounts
Basic	19,048	19,011	18,923	18,977	18,826
Diluted	19,093	19,045	18,983	19,026	18,826

Investor Contact

Investor Relations, Support.com
+1 (650) 556-8574
IR@support.com